Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Fourth Quarter and Fiscal 2010

Operating Results

Minneapolis, MN—February 28, 2011—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the fiscal year and fourth quarter ended January 1, 2011. Operating income for the year increased by more than 240% to $3.1 million from an operating loss of $2.2 million in the prior year. For the fourth quarter, operating income was $0.3 million compared to a prior year operating loss of $1.2 million. The increase in operating income for the fiscal year and quarter was driven primarily by improved gross margins, improving operational efficiencies and recognizing higher sales of byproduct materials.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented, “We are very pleased with the improvement in our operating results for 2010 compared to 2009. Our intensive efforts to expand our appliance recycling and replacement business through new and renewed contracts with electric utilities, as well as providing recycling services for GE through our joint venture business, ARCA Advanced Processing, reaped benefits in 2010 that we believe will continue into 2011 and beyond. In addition, the revamped advertising and branding messages for ApplianceSmart that were rolled out in test stores in late 2010 have been well received, and we expect to implement the program for our remaining stores in the coming months.”

Highlights of the fourth quarter and fiscal year included:

•                  Increased net income attributable to controlling interest by 122% to $0.3 million compared to a loss of $1.4 million in the fourth quarter of 2009. The Company recognized a 160% increase in net income attributable to controlling interest to $2.0 million for fiscal year 2010 compared to a loss of $3.3 million in fiscal year 2009.

•                  Signed twelve contracts in fiscal 2010 to provide refrigerator and freezer recycling services.

•                  Re-signed a three-year contract with Southern California Public Power Authority to provide refrigerator replacement and retirement services.

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•                  Entered into a new credit agreement on January 24, 2011 for a $15 million senior secured revolving credit facility with PNC Bank, National Association.

•                  Commenced operations in February 2010 at ARCA Advanced Processing, LLC (AAP), the Company’s Philadelphia-based joint venture that provides appliance recycling services for GE Appliances & Lighting.

The following table summarizes the Company’s fourth quarter and full year results (in millions, except per share amounts) for fiscal years 2010 and 2009:

	Quarter Ended			Year Ended
	January 1, 2011	January 2, 2010	Change	January 1, 2011	January 2, 2010	Change
Revenues	$25.3	$23.7	7%	$108.2	$101.3	7%
Revenues — retail segment	$15.3	$17.0	(10)%	$72.8	$75.5	(4)%
Revenues — recycling segment	$10.0	$6.7	49%	$35.4	$25.8	37%
Gross profit	$7.3	$6.0	23%	$32.9	$28.4	16%
Gross profit — retail segment	$4.2	$3.5	20%	$20.8	$19.2	8%
Gross profit — recycling segment	$3.1	$2.5	26%	$12.1	$9.2	32%
Net income (loss) (1)	$0.3	$(1.4)	122%	$2.0	$(3.3)	160%
Diluted EPS (1)	$0.05	$(0.30)	117%	$0.37	$(0.73)	151%

(1) Represents net income (loss) and diluted income (loss) per share (EPS) attributable to controlling interest.

Fourth Quarter Financial Overview

Total revenues for the fourth quarter of 2010 increased 6.9% to $25.3 million from $23.7 million in the fourth quarter of 2009. Comparable store revenues from ApplianceSmart Factory Outlets operating during the fourth quarters of 2010 and 2009 decreased 11.4%, and total retail revenues decreased 10.4% to $15.0 million from $16.8 million during the fourth quarter of 2009. The decrease in comparable store revenues and total retail revenues was due primarily to slower sales in the Minnesota and Ohio markets. Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues from utility customers, decreased 2.7% to $5.7 million in the fourth quarter of 2010 compared to revenues of $5.8 million in the fourth quarter of 2009. Appliance recycling fees increased 16.3% to $4.9 million for the fourth quarter of 2010 compared to $4.2 million in the fourth quarter of 2009, due primarily to strong sales from existing contracts along with sales from new contracts added in 2010. Replacement program revenues decreased $0.9 million, primarily as the result of lower volumes that were expected for a California utility customer’s replacement

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program. The Company re-signed a three-year contract with that customer in the fourth quarter of 2010 and expects revenues for that contract to increase in 2011. Byproduct revenues increased 332.4% to $4.6 million in the fourth quarter of 2010 compared to revenues of $1.1 million in the fourth quarter of 2009. The increase in byproduct revenues was primarily the result of higher scrap metal prices compared to the fourth quarter of 2009 and revenues from the Company’s joint venture, AAP, which generated $2.7 million of revenues during the fourth quarter of 2010.

Overall gross profit as a percentage of total revenues improved to 28.9% for the fourth quarter of 2010 compared to 25.2% for the fourth quarter of 2009. The increase in overall gross profit was partially offset by higher operating costs related to the ramp-up of production at AAP. The Company expects the gross profit at AAP to improve over the next few quarters with the installation of the UNTHA Recycling Technology (URT) materials recovery system for refrigerators and freezers. Excluding AAP, overall gross profit as a percentage of total revenues increased to 32.0% in the fourth quarter of 2010 compared to 25.2% in the fourth quarter of 2009. The increase, excluding AAP, was due to several factors, including higher recycling revenues from new contracts, strong management of operating costs, higher scrap metal prices and improved operational efficiencies. Gross profit for the retail segment was 27.7% in the fourth quarter of 2010 compared to 20.8% in the fourth quarter of 2009. The year-over-year increase was related primarily to improved operational efficiencies and cost-cutting measures. Gross profit for the recycling segment decreased to 30.9% for the fourth quarter of 2010 compared to 36.2% for the fourth quarter of 2009, primarily related to the impact of the start-up of AAP. Excluding AAP, gross profit for the recycling segment increased to 41.0% in the fourth quarter of 2010 compared to 36.2% in the fourth quarter of 2009. The increase in gross profit was attributed to a combination of factors, including adding new recycling contracts, managing operating costs, improving operational efficiencies and receiving higher scrap metal prices.

Selling expenses decreased $0.7 million to $4.3 million or 16.8% of total revenues in the fourth quarter of 2010 compared to $5.0 million or 21.3% of total revenues for the fourth quarter of 2009. The decrease in selling expenses was due primarily to lower retail store operating costs as a result of streamlining the Company’s retail management structure and reducing advertising expense by $0.3 million compared to the fourth quarter of 2009. General and administrative expenses increased $0.7 million to $2.8 million or 10.9% of total revenues in the fourth quarter of 2010 compared to $2.1 million or 8.9% of total revenues for the fourth quarter of 2009. The increase was related primarily to

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restoring salary and bonus reductions implemented in 2009 and the addition of AAP’s administrative infrastructure as it ramped up production.

The Company recorded an investment impairment charge of $0.3 million in December 2010 related to its investment in Diagnostico y Administracion de Logistica Inversa, S.A. de C.V. (DALI), a Mexican company. During the fourth quarter of 2010, the Company also completed an evaluation of its estimated liability for rebate and incentive checks and determined that the estimated liability of $1.2 million should be reduced by $0.8 million to $0.4 million. The adjustment is presented in other income on the consolidated statement of operations.

The Company reported net income attributable to controlling interest of $0.3 million or $0.05 per diluted share for the fourth quarter of 2010 compared to a net loss attributable to controlling interest of $1.4 million or $0.30 per diluted share for the fourth quarter of 2009. Net income attributable to controlling interest included net income of $1,500 from AAP, which represents 50% of AAP’s net income of $3,000 for the fourth quarter of 2010.

Fiscal Year Financial Overview

Total revenues for fiscal year 2010 increased 6.8% to $108.2 million compared to $101.3 million for fiscal year 2009. Comparable store revenues from ApplianceSmart Factory Outlets operating during the entire fiscal years of 2010 and 2009 decreased 4.1%. Total retail revenues for fiscal year 2010 decreased 4.6% to $71.6 million from $75.0 million in fiscal year 2009. The decrease in comparable store revenues was due primarily to slower sales in the Company’s Minnesota, Ohio and Georgia markets. The decline in total retail revenues was primarily the result of closing two underperforming factory outlet stores in August 2009 and the slower sales mentioned above. Recycling revenues for fiscal year 2010 increased 0.3% to $22.9 million compared to revenues of $22.8 million in fiscal year 2009. Appliance recycling fees increased 22.3% to $19.4 million for fiscal year 2010 compared to $15.9 million in fiscal year 2009, due primarily to the new recycling contracts added during the past twelve months. Replacement program revenues decreased $3.5 million, primarily as the result of lower volumes for a California utility customer’s replacement program. Even though the California utility sponsoring the replacement program reduced its marketing outreach to potential participants in 2010, resulting in an overall decrease in customer enrollment and corresponding revenues, the program generated $3.5 million in revenues for the Company for fiscal year 2010. In October 2010, the Company re-signed a three-year contract with its major appliance replacement customer and expects to

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start building revenues from that program in 2011. Byproduct revenues increased 298.8% to $13.7 million for fiscal year 2010 compared to revenues of $3.5 million in fiscal year 2009. The increase in byproduct revenues was primarily the result of higher scrap metal prices along with an increase in volume from new customers over the past year and the inclusion of AAP. AAP generated $7.6 million of byproduct revenues since beginning operations in February 2010.

Overall gross profit as a percentage of total revenues increased to 30.4%, or 32.5% excluding AAP, for fiscal year 2010 compared to 28.0% for fiscal year 2009. The increase, excluding AAP, was due to several factors, including stronger byproduct revenues and improved operational efficiencies. Gross profit for the retail segment was 28.6% for fiscal year 2010 compared to 25.4% in fiscal year 2009. The year-over-year increase was related primarily to the closure of two underperforming factory outlet stores and improved operational efficiencies. Gross profit for the recycling segment decreased to 34.2% for fiscal year 2010 compared to 35.6% in fiscal year 2009. Recycling segment gross profit was partially offset by higher operating costs related to AAP as it has ramped up production since starting business in the first quarter of 2010. Excluding AAP, the fiscal year 2010 recycling segment gross profit was 42.8%. The increase in recycling gross profit, excluding AAP, was primarily the result of stronger byproduct revenues, improved operational efficiencies and the economic model related to some of the new recycling contracts.

Selling expenses decreased $1.7 million to $19.4 million or 17.9% of total revenues for fiscal year 2010 compared to $21.1 million or 20.8% of total revenues for fiscal year 2009. The decrease in selling expenses was due primarily to lower retail store operating costs as a result of closing two underperforming factory outlet stores in August 2009, streamlining the Company’s retail management structure and reducing advertising expenses. General and administrative expenses increased $1.0 million to $10.5 million or 9.7% of total revenues for fiscal year 2010 compared to $9.5 million or 9.3% of total revenues for fiscal year 2009. The increase was related primarily to restoring salary and bonus reductions implemented in 2009 and the addition of AAP.

The Company reported net income attributable to controlling interest of $2.0 million or $0.37 per diluted share for fiscal year 2010 compared to a net loss attributable to controlling interest of $3.3 million or $0.73 per diluted share for fiscal year 2009. The net income attributable to controlling interest included a net loss of $60,500, or 50% of AAP’s net loss for fiscal year 2010.

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Liquidity and Cash Flows

Cash and cash equivalents as of January 1, 2011 were $3.1 million compared to $2.8 million as of January 2, 2010. Working capital decreased to $1.3 million as of January 1, 2011 compared to $3.7 million as of January 2, 2010. The reduction in working capital was related primarily to short-term notes issued by AAP to complete the purchase of UNTHA Recycling Technology equipment.

The following table summarizes the Company’s cash flows (in millions) for the fiscal years ended January 1, 2011 and January 2, 2010:

	Year Ended
	January 1,	January 2,
	2011	2010
Net cash provided by operating activities	$3.5	$1.3
Net cash (used in) provided by investing activities	$(5.6)	$2.8
Net cash provided by (used in) financing activities	$2.3	$(4.9)

The following table summarizes the Company’s borrowings (in millions) for the fiscal years ended January 1, 2011 and January 2, 2010:

	Year Ended
	January 1,	January 2,
	2011	2010
Line of Credit	$10.1	$12.4
Mortgage	1.5	1.6
Capital leases and other financing obligations	5.4	0.9
	17.0	14.9
Less: current portion of debt	14.5	12.9
	$2.5	$2.0

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Conference Call Information

In conjunction with this release, Appliance Recycling Centers of America, Inc will host a conference call tomorrow, March 1, 2011, at 10:00 a.m. CST. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 1-800-954-0650. A replay of the conference call will be available on the Company’s website at www.arcainc.com.

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for 150 utility programs in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by General Electric, Electrolux and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2011, ApplianceSmart was operating 19 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT: Edward R. (Jack) Cameron, CEO, or Peter Hausback, EVP and CFO (952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Quarter Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Revenues:
Retail	$15,049	$16,793	$71,557	$75,022
Recycling	5,697	5,857	22,856	22,799
Byproduct	4,601	1,064	13,749	3,448
Total revenues	25,347	23,714	108,162	101,269

Costs of revenues	18,013	17,744	75,263	72,892
Gross profit	7,334	5,970	32,899	28,377
Selling, general and administrative expenses	7,040	7,160	29,830	30,538
Operating income (loss)	294	(1,190)	3,069	(2,161)

Other income (expense):
Interest expense, net	(304)	(258)	(1,046)	(1,158)
Investment impairment charge	(266)	—	(266)	—
Other income (expense), net	876	21	881	(14)
Income (loss) before income taxes and noncontrolling interest	600	(1,427)	2,638	(3,333)
Provision for (benefit of) income taxes	295	(46)	690	5
Net income (loss)	305	(1,381)	1,948	(3,338)
Net (income) loss attributable to noncontrolling interest	(2)	—	61	—
Net income (loss) attributable to controlling interest	$303	$(1,381)	$2,009	$(3,338)

Income (loss) per common share:
Basic	$0.06	$(0.30)	$0.38	$(0.73)
Diluted	$0.05	$(0.30)	$0.37	$(0.73)

Weighted average number of common shares outstanding:
Basic	5,493	4,578	5,267	4,578
Diluted	5,741	4,578	5,491	4,578

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	January 1,	January 2,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,065	$2,799
Accounts receivable, net of allowance of $44 and $41, respectively	5,030	4,252
Inventories, net of reserves of $286 and $519, respectively	16,593	16,785
Other current assets	519	532
Deferred income taxes	—	677
Total current assets	25,207	25,045
Property and equipment, net	11,747	4,139
Deferred income taxes	29	—
Restricted cash	701	700
Goodwill	1,120	38
Other assets	1,060	1,528
Total assets (a)	$39,864	$31,450

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,468	$3,364
Checks issued in excess of cash in bank	42	410
Accrued expenses	4,771	4,401
Line of credit	10,139	12,419
Current maturities of long-term obligations	4,396	544
Income taxes payable	60	188
Total current liabilities	23,876	21,326

Long-term obligations, less current maturities	2,501	1,963
Deferred gain, net of current portion	1,340	1,827
Deferred income tax liabilities	—	691
Total liabilities (a)	27,717	25,807

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value; 10,000 shares authorized; issued and outstanding: 5,493 shares and 4,578 shares, respectively	19,740	17,278
Accumulated deficit	(9,258)	(11,267)
Accumulated other comprehensive loss	(274)	(368)
Total shareholders’ equity	10,208	5,643
Noncontrolling interest	1,939	—
Total equity	12,147	5,643
Total liabilities and shareholders’ equity	$39,864	$31,450

(a) Assets and liabilities of the consolidated variable interest entity were $10,207 and $5,874, respectively, as of January 1, 2011.

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